Exhibit p.21

CODE OF ETHICS

Background

Clear Sky stands as a fiduciary to the Clients it manages. This relationship stems from the direct and indirect trust and confidence which Client Investors place in Clear Sky due to Clear Sky’s express and implied representations to conduct itself in accordance with the standards of care (consistent with Client disclosures), loyalty and fairness.

The Code and Clear Sky Compliance Manual (the “Manual”) have been developed and implemented to provide transparency around Clear Sky’s regulatory obligations, establish accountabilities for Employees and outline the key compliance procedures that will enable Clear Sky to comply with its regulatory requirements, meet fiduciary obligations to Clients and adhere to sound business ethics and principles. Clear Sky’s fiduciary obligations inure, by operation of law, to each of its Employees.

Employees

The Code of Ethics (the “Code”) applies, in all respects, to every Employee of Clear Sky regardless of an individual’s personal functions and responsibilities and regardless of the entity for which the Employee is acting. All activities which further or attempt to further the investment services provided by Clear Sky are governed by the Code. Employees should understand all provisions of the Code.

Procedures for Distribution of the Code & Receipt of Acknowledgement Form

Compliance will distribute the Code & Manual to each Employee upon the commencement of employment, annually, and upon any material change to the Code & Manual. Using MCO, all Employees must acknowledge that they have received, read, understood and agree to comply with the Code & Manual.

Fiduciary Standards of Conduct; Compliance with Applicable Laws

Clear Sky owes fiduciary duties to its Clients, including the Funds, which require Clear Sky and its Employees to act in the best interest of the Clients and consistent with the terms of the Operative Agreements of the Clients. To the extent practical, Clear Sky and its Employees should avoid conflicts between the interests of the Clients and the interests of Clear Sky and/or Employees. If a material conflict arises, Clear Sky will disclose such conflict to the applicable parties and update disclosure documents where necessary. Enhanced fiduciary duties and additional restrictions on transactions that may cause a conflict of interests will apply to Clients subject to ERISA.

Minimum standards of conduct to which all Employees are expected to conform include:

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All Employees must act in an ethical manner when dealing with Clients, Investors, and prospective Clients and/or Investors. Employees must use reasonable care and exercise independent, professional judgment when conducting investment analysis, making investment recommendations and promoting Clear Sky’s services.

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At all times, Clear Sky and its Employees must comply with Federal Securities Laws which pertain to: (a) Clear Sky’s pursuit of its business as an investment adviser and/or (b) Employees in their own personal and employment related affairs.

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All Employees must avoid potential conflicts of interest with Clients. As a fiduciary, Clear Sky must act in its Clients’ best interests. Employees are required to notify Compliance promptly if they become aware of any practice that creates a conflict of interest.

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All Employees must conduct their personal securities transactions in a manner which does not conflict with the interests of the Clients, and does not contravene any applicable law, regulation or relevant contractual obligation, including the Operative Agreements of the Clients.

Employees are expected to discuss any perceived risks or concerns about Clear Sky’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with his or her direct supervisor, or if they believe that an issue has not been appropriately addressed, the Employee should bring the matter to the CCO’s attention.

Procedures for Disclosure Regarding the Code of Ethics

Clear Sky will describe the Code in Form ADV Part 2, and upon request, furnish Client Investors with a copy of the Code. All requests for the Code should be directed to Compliance.

Responsibility

The CCO will be responsible for administering the Code & Manual and all questions regarding the Code & Manual should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable: (i) Clear Sky to comply with applicable laws, including the Federal Securities Laws, and (ii) the CCO to discharge his duties under the Code & Manual.